DAKTRONICS, INC. LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTING OBLIGATIONS I hereby appoint Julie Lorenson (Controller) and Leah Kassalen (SEC Reporting & Technical Accounting Manager), and their successors, and each of them, attorney-in-fact for me, each with full power of substitution, to prepare, execute, and deliver on my behalf, in my capacity as an officer or director or both of Daktronics, Inc. (“Daktronics”), reports required to be filed by me pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), and any and all related documents and instruments. Among other things, each attorney-in-fact is authorized to file original reports (either electronically or otherwise), signed by me or on my behalf, on Forms 3, 4, and 5 with the Securities and Exchange Commission, any and all related documents and instruments, and to provide any necessary copies of such signed forms, documents, and instruments to the NASDAQ Stock Market and Daktronics as required by the rules under Section 16 as in effect from time to time. By signing this Power of Attorney, I acknowledge and understand that because I, and not Daktronics, have the duty to file Forms 3, 4, and 5, I am responsible for the accurate preparation and timely filing of these Forms even though Daktronics may assist me in preparing and filing the Forms. This instrument is executed and delivered in the State of South Dakota, and the laws of the State of South Dakota shall govern all questions as to the validity of this power and the construction of its provisions. This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 with respect to the undersigned's holdings of and transactions in securities issued by Daktronics, unless earlier revoked by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact. [SIGNATURE PAGE FOLLOWS]